Exhibit 10.60
2013 Restricted Share Award Agreement

To:        <participant name>                    Date:    October 2, 2013

Subject:        The Andersons, Inc.
2013 Restricted Share Award – Grant Agreement

You have been selected to receive a grant of Restricted Share Awards subject to the terms and conditions of the Long Term Performance Compensation Plan (the “Plan”). Set forth below is an Agreement between you and the Company providing for your rights and benefits under the Plan, which includes the specific provisions of your grant. To participate in the Plan, you must enter into the Agreement, which you can do on-line. Please read the Agreement carefully before accepting. You may also wish to review the Plan summary document posted on NetBenefits. When you are satisfied that you understand the terms and conditions of the grant, please accept this Agreement on-line via NetBenefits by Friday, November 1, 2013.

THIS AGREEMENT, effective October 1, 2013 is made by and between The Andersons, Inc. (the “Company”), an Ohio corporation, and <participant name> (“Participant”).

WHEREAS, Participant is a valuable and trusted contributor to the Company’s success and the Company considers it desirable and in its best interest to better align the interests of Participant with shareholder interests by granting the Participant to a right to receive common shares of the Company through a grant of Restricted Share Awards (the “Shares”); and

WHEREAS, the program for issuance of the Shares is provided in The Andersons, Inc. Long-Term Performance Compensation Plan (the “Plan”) which has been approved by the Board of Directors of the Company (the “Board”), and was ratified by the Company’s shareholders.

NOW, THEREFORE, subject to the provisions set forth herein and the terms and conditions of the Plan, the terms of which are hereby incorporated by reference, and in consideration of the agreements of Participant herein provided, the parties agree as follows:

1.	Grant: The Company hereby grants Participant the following number of Shares of the Company’s Common Stock subject to the terms and conditions of the Plan and this Agreement:

Shares Granted:	<shares granted>

Grant Date:	October 1, 2013

Following the Participant’s electronic acceptance of this Agreement, the Shares shall be registered in Participant’s name on the books of the Company as represented by the Company’s Registrar and Transfer Agent (currently Computershare), in book entry form. By accepting the Agreement, Participant declares having read this Agreement and agrees to be bound by all the terms and conditions contained herein.

2.	Vesting: On January 1, 2015, sixty-seven percent (67%) of Shares Granted shall become vested. On January 1, 2016, the remaining thirty-three percent (33%) of Shares Granted shall become vested

3.
Ownership Rights on Unvested Shares: Participant has the right to receive cash dividends on the Shares prior to vesting. Dividends will be recorded by the Company as taxable compensation to the Participant and therefore shall be included on Participant’s W-2 tax filing report. Further, Participant has the right to vote the unvested Shares held by the Company. Any shares issued in the event of any change in capitalization, such as a share split or share dividend, shall be treated as additional Shares under the award and shall be subject to the same restrictions and other terms and conditions, including vesting requirements, that apply to the Shares granted pursuant to this Agreement. Participant is prohibited from selling or pledging ownership rights to the Shares until vesting occurs.

4.
Delivery of Stock: Vested shares shall be delivered to Participant as soon as practicable following the date of vesting. In that regard, Participant agrees to comply with (or provide adequate assurance as to future compliance with) all applicable securities laws. Also, Participant has until 15 days prior to the date of vesting to make an election for payment in cash or a sufficient number of Shares for all federal, state or local taxes of any kind required to be withheld with respect to the vesting of Shares. If no election is made Shares will be withheld. Shares are taxed on the market value of the Shares on the date of vesting (i.e., closing price on the business day prior to the date of vesting) at required withholding tax rates. Participant must satisfy all tax withholding requirements as a condition of the release and delivery of the Shares.

5.
Termination and Forfeiture of Rights: Participant’s right to receive unvested Shares shall terminate and be forfeited upon termination of active employment with the Company or its subsidiaries for any reason, except as otherwise provided in this paragraph. In the event of Death, Permanent Disability, or termination of employment due to the Sale of Participant’s Business Unit, a proportionate number of Shares shall be deemed vested as of Participant’s last day of employment with or service to the Company. The number of months of service (rounded to the nearest whole month) from the Grant Date to the last date of employment as a percentage of the original vesting period of such Shares shall be used to determine the proportionate number of shares. In the event of a “change of control” of The Andersons, Inc., as defined by the Plan document, all unvested Shares shall be deemed earned (i.e., 100% vested) and all restrictions will lapse as of the date of the event. If any special vesting events described in this paragraph occur, Shares shall be distributed as soon as practicable following the date of such event.

6.
Limited Power of Attorney to Transfer Unvested Shares Upon Termination: In order to facilitate the transfer to the Company of any Shares in which Participant forfeits vesting rights pursuant to the terms of this Agreement, Participant agrees to hereby appoint the Treasurer of The Andersons, Inc. Participant’s attorney in fact, with full power of substitution, to act for Participant in Participant’s name and place to sell, assign, and transfer Shares of The Andersons, Inc., registered in Participant’s name on the books of the Company as represented by the Company’s Registrar and Transfer Agent, in book entry form, and to receive the consideration for the Shares. Such power of attorney is irrevocable and coupled with an interest. By accepting this Agreement, Participant hereby ratifies all acts which Participant’s attorney in fact or the Treasurer of The Andersons, Inc. substitute lawfully performs pursuant to the power conferred by this instrument.

7.
Section 409A: It is the intent of the Company that the Shares shall not constitute “nonqualified deferred compensation” as defined under Section 409A of the Code. If the Company determines after the Grant Date that an amendment to this Agreement is necessary to ensure the foregoing, it may make such an amendment, effective as of the Grant Date or any later date, without the consent of the Participant.

8.
Retroactive Adjustments: The Company reserves the right to make retroactive adjustment of cash or equity-based compensation paid where the payments were based on the achievement of financial results that were subsequently the subject of a financial restatement pursuant to plans or policies that may be in effect from time to time. The Company intends to adopt a general compensation recovery, or "clawback" policy covering the Plan to comply with SEC rules under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. By accepting this agreement, Participant hereby agrees to be bound by any such policy to the degree Participant holds a position deemed to be covered by the policy.

9.
Other Acknowledgments: Participant acknowledges that the Compensation & Leadership Development Committee may adopt and/or change from time to time such rules and regulations as it deems proper to administer the Plan.

10.	Binding Effect: This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date indicated below.

THE ANDERSONS, INC.

By:    /s/ Arthur D. DePompei                            October 2, 2013
Arthur D. DePompei                    Date
Vice President, Human Resources
The Andersons, Inc.

PARTICIPANT
By:    <Electronic Signature>                    <Acceptance Date>